Exhibit 12.1



                                               Hospitality Properties Trust
                                     Computation of Ratio of Earnings to Fixed Charges
                                           (in thousands, except ratio amounts)





                                                Nine Months Ended
                                                  September 30,                           Year Ended December 31,
                                            --------------------------           -----------------------------------------
                                               2001           2000                  2000           1999           1998
                                            ------------    ----------           ----------      ----------     ----------

Net income                                    $ 94,790       $ 90,279             $126,271        $111,929        $ 87,982
Fixed charges                                   31,248         27,700               37,682          37,352          21,751
                                              --------       --------             --------        --------        --------
Adjusted Earnings                             $126,038       $117,979             $163,953        $149,281        $109,733
                                              ========       ========             ========        ========        ========


Fixed Charges:
     Interest on indebtedness and
     amortization of deferred
     finance costs                            $ 31,248       $ 27,700             $ 37,682        $ 37,352        $ 21,751
                                              --------       --------             --------        --------        --------

Total Fixed Charges                           $ 31,248       $ 27,700             $ 37,682        $ 37,352        $ 21,751
                                              ========       ========             ========        ========        ========

Ratio of Earnings to Fixed
Charges                                          4.03x          4.26x                4.35x           4.00x           5.04x
                                              ========       ========             ========        ========        ========
